Exhibit 10.15.1

EXECUTION COPY

ROAD AND HIGHWAY BUILDERS, LLC

a Nevada limited liability company

AMENDMENT 1 TO THE FOURTH AMENDED AND RESTATED OPERATING AGREEMENT

THIS AMENDMENT 1 TO THE FOURTH AMENDED AND RESTATED OPERATING AGREEMENT (the "Agreement") of Road and Highway Builders, LLC, a Nevada limited liability company (the "Company" or “RHB”) is made, adopted and entered into as of November 28, 2015 (the "Effective Date") by and between each of the Members listed on Schedule I of the Agreement and signatory hereto.

By this AMENDMENT 1, the Members wish to replace Article 8.8 of the Agreement in its entirety and replace it with a new Article 8.8 as of the Effective Date of this AMENDMENT 1.

THEREFORE, in consideration of the mutual covenants, agreements and promises made herein, the Members hereby agree to and adopt the following:

Article 8.8 shall be eliminated in its entirety and substituted with the following new Article 8.8:

“8.8 SCC Purchase Obligation

(a)                Transfer Upon Sale. In addition to those other Transfers contemplated in Article VIII, upon the acquisition of all or substantially all of the assets of SCC by a third party, or the sale, merger, consolidation or other business combination of SCC with or to a third party in which the holders of a majority of the equity interests of SCC before such event no longer hold a majority of the equity interests of the resulting entity after such event, then SCC shall purchase from RHB (and RHB shall be required to sell to SCC) the Percentage Interests of RHB (with such purchase to be made in accordance with the terms of this Article 8.8)

(b)               Valuation Methodology.

(i)                 The purchase price of the Percentage Interests of RHB shall be determined by mutual agreement between SCC and RHB or, if such Parties cannot agree, by an independent valuation performed by a mutually-selected, nationally recognized investment banking firm or certified public accounting firm (“Independent Financial Expert A”). Upon completion of its assignment, Independent Financial Expert A shall notify the Parties in writing of Independent Financial Expert A’s determination of the value of RHB’s Percentage Interest. Within five business days after receiving written notice by Independent Financial Expert A, either Party may object to the valuation. Such objecting Party shall evidence their objection by written notice (“Notice of Objection”) sent to the other Party within the five business day period. If a Party sends such Notice of Objection to the other Party then, within ten business days of the other Party’s receiving such notice, SCC and RHB shall each designate a separate, nationally recognized, investment banking firm or certified public accounting firm (“Independent Financial Experts B and C”). Within 15 business days after being selected, Independent Financial Experts B and C shall mutually-select a third nationally recognized, investment banking firm or certified public accounting firm (“Independent Financial Expert D”) that shall prepare a final and binding determination of the value of RHB’s Percentage Interest. The costs of Independent Financial Experts A, C and D shall be paid for by SCC, and the cost of Independent Financial Expert B shall be paid for by RHB.

(ii)               Regardless of the determination of value of RHB’s Percentage Interest by any of the methods described in Article 8.8 (b) (i) above, the minimum aggregate value of RHB’s Percentage Interest shall not be less than the greater of one of the following, pro rata to RHB’s Percentage Interest: (A) five times the average of the Company’s EBITDA for the previous three fiscal years or (B) five times the Company’s total EBITDA for the trailing twelve months prior to the transaction close date.

(iii)             Once the value has been determined by one of the methods described in Article 8.8 (b) (i) and (ii) above, any undistributed net taxable income attributable to RHB’s Percentage Interests must be added to that value to determine the purchase price. In addition to the purchase price, Richard H. Buenting will be entitled to an Earn-out bonus equal to 50% of the net profits of all projects listed in the Company’s backlog, plus projects where the company was the apparent low bidder but the project was not yet listed in backlog, as of the transaction close date. Net profit will be determined based on audited gross margin on each project minus an allocated overhead charge commensurate with the Company’s annual average overhead percentage of Revenue. Such net profits will be due and payable only for as long as Richard H. Buenting remains continuously employed by the Company and only after each listed project is closed out and audited.

(c)                All closings of a Transfer under this Article 8.8 will be held at the RHB’s principal office and shall take place on the date agreed by RHB and SCC, unless the price and valuation per Percentage Interest is contested, in which case the closing shall take place at the principal office of RHB at 10:00 am on the tenth business day after the applicable Independent Financial Expert delivers its valuation of RHB’s Percentage Interests (or such other time or place as the Parties may agree). All transfer taxes imposed on the Transfer shall be payable by RHB, and all other closing costs shall be allocated in the manner customarily allocated between buyers and sellers of ownership interests in similar ventures in the State of Nevada.”

IN WITNESS WHEREOF, this Amendment 1 has been executed by the Parties hereto as of the Effective Date.

MEMBERS:

Sterling Construction Company, Inc.	Richard H. Buenting, an individual
(a Delaware corporation)
By:
Paul J. Varello	Richard H. Buenting
Chief Executive Officer